Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Employment Agreement”), effective as of February 11, 2013 (the “Effective Date”), is entered into by Atkins Nutritionals, Inc., a New York corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”), on the terms and conditions as follows:

§1.          TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for an initial term of five (5) years, starting on the Effective Date and ending on the fifth anniversary of such date (the “Initial Term”). The term of this Employment Agreement will automatically renew for additional one year periods (each, an “Additional Term”) unless, at least 90 days prior to the expiration of the applicable Initial Term or Additional Term, either party provides the other party with written notice of non-renewal. The employment term described in this § 1 is referred to in this Employment Agreement as the “Term.”

§2.          POSITION AND DUTIES AND RESPONSIBILITIES

(a)                Position. Executive shall be the Chief Executive Officer and President of each of NCP-ATK Holdings, Inc. (“Holdings”), the Company, and any subsidiary of Holdings other than the Company (collectively, the “Companies”).

(b)               Duties and Responsibilities. During the Term, Executive shall serve as the Chief Executive Officer and President of each of the Companies of and shall devote all of Executive’s business time, skill and energies to promote the interests of the Companies and to serve such positions with the Companies as may be reasonably assigned by the Board of Directors of the Companies (the “Board”) consistent with the title of Chief Executive Officer and President of each of the Companies. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Companies and any current and/or future entity that is controlled by Atkins Equity, LLC (“Parent”) or any of its subsidiaries in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Employment Agreement in the best interests of Parent and its subsidiaries. The parties acknowledge that Executive currently serves on the boards of Earthbound Farms, a for-profit corporation, and Seacology, a not-for-profit corporation and that Executive may continue such board service.

(c)                Board of Directors. As long as Executive remains employed by the Company, Executive will be a member of Holdings’ and the Company’s Boards.

§3.          COMPENSATION AND BENEFITS

(a)                Base Salary. Executive’s base salary shall be $600,000 per year (the “Base Salary”), starting as of the Effective Date, which Base Salary is (i) payable in installments, in accordance with the Company’s standard payroll practices and policies for senior executives, (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies and (iii) increased annually in an amount equal to the change in the Consumer Price Index for the year just ended. “Consumer Price Index” means the National Consumer Price Index, not seasonally adjusted, published monthly by the United States Department of Labor, Bureau of Labor Statistics and designated as the “National Consumer Price Index for All Urban Consumers - United States City Average - All items (base year 1982-84 = 100).” The first CPI adjustment will occur for calendar year 2014 based upon the change in CPI during calendar year 2013.

(b)               Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time; except that, in lieu of participating in the Company’s medical/dental/vision benefit plans, Executive may elect to receive a monthly payment in the amount of $1,500 (subject to applicable withholding).

(c)                Annual Bonus. Executive will be eligible for an annual bonus in respect of each calendar year (or such other twelve month period as may be determined by the Board) (the “Annual Bonus”) based on achievement of the Company’s annual budget for each year as set by the Company’s Board in conjunction with management (the “Annual Budget”), and pursuant to the Company’s Management Bonus Plan. The Annual Budget for year 2013 has been approved by the Board. For subsequent years, the Annual Budget will be submitted by management to the Board on or before December 8th of each year and will be approved by the Board after discussion with management and any changes determined by the Board. The Annual Budget will include accruals for bonuses. The actual financial results upon which any current year Annual Bonus is determined will be based upon the Company’s audited financial statements, as reviewed and approved by the Board.

Executive’s Target Bonus (the “Target Bonus”) will be equal to 75% of Executive’s then current Base Salary assuming that the Company meets its Annual Budget. Executive’s actual bonus payout pursuant to the Management Bonus Plan may be more or less than the Target Bonus. The Management Bonus Plan in effect in any given year will specify the threshold relative to the Annual Budget below which bonuses will be zero, as well as the bonus payouts when actual results fall between this threshold and the Annual Budget, and the bonus payouts when actual results exceed the Annual Budget, up to a cap of 150% of Executive’s then-current Base Annual Salary (i.e., 200% of Target Bonus).

The Management Bonus Plan for 2013 (which has not yet been approved by the Company’s Board of Directors) is expected to be approximately:

●	80% of Target Bonus paid at 97.5% of Annual Budget,

●	100% of Target Bonus paid at 100.0% of Annual Budget,

●	115% of Target Bonus paid at 102.5% of Annual Budget,

●	130% of Target Bonus paid at 105.0% of Annual Budget,

●	150% of Target Bonus paid at 108.0% of Annual Budget (which amount will be payable at the Board’s good faith discretion following consultation with Executive and management, taking into account factors other than the formulaic bonus calculations for purposes of determining Annual Bonus payouts)

Executive will participate in an additional bonus tier of 200% of Target Bonus paid at 111.0% of Annual Budget.

The Annual Budget for each year may be adjusted upward by the Board, in good faith and after consultation with the Company’s management, to take into consideration earnings that result from unplanned capital expenditures or investments, acquisitions and accounting changes not taken into account in the Annual Budget.

(d)               Paid Time Off. Executive shall accrue up to 20 days of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the Board. Executive shall have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation in lieu of taking Executive’s paid time off.

(e)                Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives.

§4.          TERMINATION OF EMPLOYMENT AND SEVERANCE

(a)                Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, subject to the obligations and conditions contained herein.

(b)               Payments upon Termination. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive on his last day of employment with the Company all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year.

(c)                Severance.

(i)	If, during the Term of this Employment Agreement, (i) the Company terminates Executive without Cause, or (ii) Executive resigns for Good Reason, then, upon Executive’s Termination of Employment (as defined below), the Company shall (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies): (x) if and only if the Company is on target to meet at least 100% of Annual Budget for the year in which Executive’s Termination of Employment occurs, pay to Executive a prorated portion of the Annual Bonus to which Executive would otherwise be entitled for the year of termination (if any) calculated at the end of such year and paid on the same date on which annual bonuses are paid to other executives of the Company; and (y) continue to pay Executive’s Base Salary at the time of such termination for a period of fifteen (15) months following such Termination of Employment (the “Severance Period”), plus, if Executive achieved at least 100% of the Target Bonus for the year prior to Executive’s Termination of Employment, and the Company is on target to meet at least 100% of the Annual Budget for the year in which Executive’s Termination of Employment occurs, the Company will also pay Executive an amount equal to the Target Bonus for the year in which Executive’s Termination of Employment occurs, which Target Bonus amount shall be paid on the same date on which annual bonuses are paid to other executives of the Company. Such severance amounts provided in clause (y) above will be paid in accordance with the Company’s normal payroll practices, subject to such withholding and other taxes as may be required or as otherwise permissible under the Company’s practices or policies.

(ii)	The Company shall have no obligation to make any severance payments § 4(c)(i) if (i) Executive violates any of the provisions of § 5 of this Employment Agreement, (ii) the Company chooses not to renew this Employment Agreement either at the expiration of its initial term or at any point thereafter, or (iii) Executive does not execute and deliver (without revoking) to the Company a general release in the form attached to this Employment Agreement as Exhibit A (the “Release”) following Executive’s Termination of Employment.

(iii)	Executive waives Executive’s rights, if any, to have the payments provided for under this § 4(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(iv)	Notwithstanding anything to the contrary in this Employment Agreement, if a Change in Control (as defined in the NCP-ATK Holdings, Inc. 2010 Stock Option Plan) occurs, neither the Company, nor any current and/or future entity that controls, is controlled by or is under common control with the Company (collectively, “Affiliates”), nor any acquirer of the Company or any Affiliate of the Company will have any obligation to make severance payments under this Section in connection with such Change in Control unless Executive’s employment is terminated without Cause or Executive resigns for Good Reason following such Change in Control.

(v)	“Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of § 409A of the Internal Revenue Code.

(vi)	The severance payments described in § 4(c)(i) shall commence within the sixty (60) day period following the Executive’s Termination of Employment provided the Executive executes the Release and the Release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(d)               Termination by the Company for Cause or by Executive other than for Good Reason.

(1)              The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time with or without Good Reason.

(2)              If the Company terminates Executive’s employment for Cause or Executive resigns other than for Good Reason, the Company’s only obligation to Executive under this Employment Agreement (except as provided under § 4(g)) shall be to make the payments required under § 4(b).

(e)                Cause. “Cause” shall exist if Executive (i) is convicted of, or pleads guilty or nolo contendere to, a felony or, (ii) (a) engages in gross neglect or willful misconduct with respect to his duties and responsibilities hereunder; (b) breaches any of Executive’s fiduciary duties to the Company or any of the Company’s Affiliates; (c) otherwise breaches in any material respect any provision of this Employment Agreement or any other agreement between Executive and the Company or any of the Company’s Affiliates; (d) engages in any activity or behavior, including substance abuse, that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of the Company’s Affiliates; or (e) commits theft, larceny, embezzlement, or fraud; provided, however, that Executive may not be terminated for “Cause” unless (x) in respect of any event described in clause (i) above, the Board provides Executive with reasonable advance written notice to Executive of its intent to terminate Executive for Cause, (y) in respect of any event described in clause (ii) above, the Company provides Executive written notice of the basis for which the Board believes Cause exists and an opportunity to bring legal counsel to a meeting with the Board to review and address the allegations of Cause, and (z) in respect of any of the events described in clause (ii)(c) above or, to the extent the Board reasonably and in good faith determines that the applicable activity or behavior is curable, in respect of any of the events described in clauses (ii)(a) or (b), Executive fails to cure any such breach, activity or behavior to the good faith satisfaction of the Board within 10 business days after Executive’s receipt of written notice of the breach, activity or behavior (provided further, that Executive shall only be entitled to one such opportunity to cure under this Employment Agreement).

(f)                Good Reason. “Good Reason” means, without the express prior written consent of Executive, (i) a material reduction of Executive’s position, duties, and responsibilities with the Company as of the date of this Employment Agreement, (ii) Executive’s removal from the Company’s Board (without Cause), (iii) Executive ceasing to report to the Board (or to the board of directors of any parent entity), (iv) a reduction by the Company of Executive’s Base Salary provided in § 3(a) of this Employment Agreement, other than a reduction which is applicable to all senior executives of the Company, or (v) the Company’s requiring Executive to move Executive’s primary place of employment at the Company’s principal offices more than 50 miles from his primary place of employment at the Company’s current principal offices in Colorado if such move materially increases Executive’s commute; provided, however, that no act or omission described in clauses (i) through (v) shall be treated as “Good Reason” under this Employment Agreement unless (1) Executive delivers to the Company a written statement of the basis for Executive’s belief that Good Reason exists, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the ten (10) day period which begins immediately after the end of such thirty (30) day period if Good Reason continues to exist after the end of such thirty (30) day period.

(g)               Termination for Disability or Death.

(1)              Disability. The Company may terminate the Term and Executive’s employment with the Company if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) a prorated portion of the Annual Bonus to which Executive would otherwise be entitled for the year of termination (if any) calculated at the end of such year and paid on the same date on which annual bonuses are paid to other executives of the Company; (ii) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (iii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Employment Agreement. Executive agrees, in the event of a dispute under this § 4(g)(1), to submit to a physical examination by a licensed physician selected by the Board. For purposes of this Employment Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(2)              Death. The Term and Executive’s employment with the Company shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, a prorated portion of the Annual Bonus to which Executive would otherwise be entitled for the year in which such death occurs (if any) calculated at the end of such year and paid on the same date on which bonuses are paid to other executives of the Company. In addition, Executive’s estate shall be entitled upon Executive’s death to (i) any other amounts earned, accrued or owing but not yet paid, which amounts shall be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Employment Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

(h)               Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Employment Agreement (but Executive will not have the right to participate in the Company’s medical/dental/vision benefit plans following termination of employment if Executive has elected under §3(b) to receive cash in lieu of participation in such plans in the last open election).

§5.              COVENANTS BY EXECUTIVE

(a)                The Company’s Property.

(1)              Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company request, shall promptly return all “Property” that had been entrusted or made available to Executive by the Company.

(2)              The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company business, products or services.

(b)               Trade Secrets.

(1)              Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.

(2)              The term “Trade Secret” means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy.

(3)              This § 5(b) and § 5(c) are intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c)                Confidential Information.

(1)              Executive while employed by the Company and after termination of such employment for any reason shall, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(2)              The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company relating to its businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company, and is not generally known to the Company’s competitors, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(d)               Ownership of Work Product.

(1)              Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this § 5(d)(1) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(2)              Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.

(e)                Non-Competition; Non-Solicitation.

(1)              While employed by the Company and for fifteen (15) months following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide management or executive services, of the type that Executive provided to the Company or its Affiliates at any time during the last twenty-four (24) months (or such shorter period if less than twenty-four (24) months) of Executive’s employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Employment Agreement, the term “Territory” means the United States, and the term “Competing Business” means (i) the weight loss industry in the Territory, and (ii) the diet care set of the health and beauty category within food, drug, mass and specialty retail channels in the Territory. Executive acknowledges and agrees that the Territory identified in this § 5(e)(1) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its Affiliates by being actively engaged as a member of the Company’s management team as Chief Executive Officer and President during his employment with the Company.

(2)              The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business or having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(3)              While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, film, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer, employee or independent contractor, consultant or advisor of the Parent or its direct or indirect subsidiaries with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment or business relationship with the Parent or its direct or indirect subsidiaries and shall not assist any other person or entity in such a solicitation.

(f)                Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Parent or any of its direct or indirect subsidiaries, the Board, or any of their respective current, former or future Affiliates (solely to the extent Executive has (or could reasonably be expected to have) knowledge that an entity is an Affiliate), or any current, former or future shareholders, partners, managers, members, officers, directors, or employees of any of the foregoing (solely to the extent Executive has (or could reasonably be expected to have) knowledge thereof) (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners.

(g)               Cooperation. Executive will cooperate with all reasonable requests by the Company (or any Affiliate of the Company) for assistance in connection with any investigations or legal proceedings involving the Company (or any Affiliate of the Company, to the extent Executive was involved with any such Affiliate while employed hereunder), including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed.

(h)               Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 5 are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this § 5, including seeking injunctive relief.

(i)                Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this § 5 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

§6.          SECTION 409A COMPLIANCE

(a)                The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b)               Notwithstanding any other provision of this Employment Agreement, no payments shall be made and no benefits shall be provided under this Employment Agreement as a result of Executive’s termination of employment unless Executive has a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive’s “separation from service” if the Company acting in good faith determines that (1) Executive is a “specified employee” within in the meaning of Section 409A and (2) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.

(c)                With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d)               The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement shall be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e)                Executive acknowledges and agrees that nothing in this Employment Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement including any tax consequences under Section 409A. Finally, Executive agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.

§7.          MISCELLANEOUS

(a)                Notices. All Notices and all other communications which are required to be given under this Employment Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case as follows:

If to
the Company:	Stephen Aronson
Atkins Nutritionals, Inc.
c/o Roark Capital Management LLC
1180 Peachtree Street
Suite 2500
Atlanta, GA 30309
Telecopy No.: (404) 591-5201
saronson@roarkcapital.com

with a copy to:	King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: William G. Roche
Telecopy No.: (404) 572-5133
broche@kslaw.com

If to Executive:	Joseph Scalzo
5770 Charlou Drive
Cherry Hills Village, CO 80111

with a copy to:	Andrea K. Wahlquist
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy No.: (212) 455-2502
awahlquist@stblaw.com

or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.

(b)               No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c)                Applicable Law. This Employment Agreement shall be governed by the laws of the State of Delaware (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d)               Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Employment Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Employment Agreement upon commencement of and during the Term.

(e)                Amendment. No amendment to this Employment Agreement shall be effective unless it is both: (i) agreed to and signed by Executive, and (ii) read and approved by the Board.

(f)                Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g)               Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of § 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

(h)               Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, all reasonable costs and expenses incurred in connection therewith, including all reasonable attorneys’ fees, shall be paid as determined by the arbitrator.

(i)                 Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive’s consent, to (1) any Affiliate of the Company, or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.

(j)                 Interpretation. As used in this Agreement, the word “including” means “including, without limitation” in each instance.

*        *        *        *        *

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

ATKINS NUTRITIONALS, INC.		EXECUTIVE

By:	/s/ Stephen D. Aronson	/s/ Joseph E. Scalzo
Name:	Stephen D. Aronson	Joseph E. Scalzo
Title:	Authorized Representative

This 11th day of February 2013		This 14th day of February 2013

[Signature Page to Employment Agreement]

Exhibit A

Form of Release

Exhibit A
to Employment Agreement

RELEASE

THIS RELEASE (this “Release”), effective as of __________________, is made by Joseph E. Scalzo (“Employee”), who is a party to an Employment Agreement with Atkins Nutritionals, Inc. (the “Company”), dated February 11, 2013 (the “Employment Agreement”).

Recitals

Pursuant to the terms of the Employment Agreement, as a condition to the Company’s obligation to make severance payments to Employee, Employee must execute a general release of claims against the Company and its affiliates. Capitalized terms used in this Release without definition have the meanings set forth in the Employment Agreement.

Agreement

In consideration of Company’s payment of the severance in accordance with Section 4(c) of the Employment Agreement, the sufficiency of which consideration hereby is acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company or its affiliated corporations and entities, including, but not limited to Atkins Nutritionals Holdings II, Inc., Atkins Nutritionals Holdings, Inc., NCP-ATK Holdings, Inc., Atkins Holdings LLC, Atkins Equity LLC, RC II Atkins LLC, Roark Capital Group, Inc., Roark Capital Management, LLC, Roark Capital Partners II, LP, Roark Capital Partners Parallel II, LP, or their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and affiliates (collectively with the “Releasees”), for and from any and all federal, state, or local laws, regulations, ordinances, claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of any Releasee (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (“ADEA”); the Workers Adjustment and Retraining Notification Act, 29 U.S.C.A. §§ 2101 et seq.; the Immigration Reform and Control Act, as amended, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; the Sarbanes-Oxley Act of 2002; and any agreements between Employee and any of the Releasees, including, but not limited to, any employment agreements (collectively the “Released Claims”), from the beginning of time through the date on which Employee signs this Agreement.

Notwithstanding the foregoing, Employee does not release (i) any claims for any breach of this Agreement, (ii) rights to indemnification under the Company’s articles of incorporation or bylaws or under any agreement or insurance policy, (iii) Employee’s rights to exercise any stock option grants held by Employee as of the date hereof (subject to the terms thereof), (iv) claims and rights that Employee may have in his capacity as a shareholder of NCP-ATK Holdings, Inc., (v) vested benefits under all employee benefit plans in accordance with their terms, or (vi) claims for which releases are prohibited by law.

Employee represents and warrants that Employee has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees and has no knowledge that (i) any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity. Employee also hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any monetary relief or other individual remedies for or on account of any of the Released Claims whether for Employee or as a representative or on behalf of others. Notwithstanding anything to the contrary in this Agreement, Employee is not prohibited from filing a charge or complaint with, or participating in any investigation by, any governmental agency.

Employee represents and warrants that Employee has not assigned, transferred, sold, or hypothecated any of the Released Claims. Employee shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of this Agreement by Employee; provided, however, that nothing in this Agreement shall prohibit Employee from challenging the validity of Employee’s release and waiver of claims under the ADEA or shall impose any condition precedent, penalties or costs for doing so.

Employee represents and warrants that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, vacation time, and other benefits to which Employee may be entitled from any of the Releasees up through the date this Agreement is signed by Employee, except as provided in this Agreement.

Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee was entitled under the state and/or federal Family and Medical Leave Act and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee represents and warrants that Employee has not divulged any proprietary or confidential information of the Company or any of the other Releasees other than as authorized in the scope of his employment.

Employee represents and warrants that Employee is not aware of any act, failure to act, practice, policy, or activity of the Company or any of the other Releasees that Employee knows (or should reasonably be expected to know) to be or to have been unlawful.

Employee understands and agrees that:

The payment(s) and benefits to Employee pursuant to this Agreement constitute special severance benefits that the Company is providing in its discretion due to Employee’s unique circumstances and that Employee is not otherwise entitled to receive;

No rights or claims are released or waived that might arise after Employee signs this Agreement;

Employee is advised to consult with an attorney before signing this Agreement;

Employee has twenty-one (21) days from Employee’s receipt of this Agreement within which to consider whether or not to sign it;

Employee has seven (7) days following Employee’s signature of this Agreement to revoke the Agreement;

This Agreement shall not become effective or enforceable until immediately after the revocation period of seven (7) days has expired without Employee exercising Employee’s right to revoke this Agreement (the “Effective Date”); and

If, after signing, Employee chooses to revoke this Agreement, Employee must do so by notifying the Company in writing. This written notice of revocation must be delivered within the seven (7) day revocation period to:

Atkins Nutritionals, Inc.
Stephen Aronson
c/o Roark Capital Management, LLC
1180 Peachtree Street NE, Suite 2500
Atlanta, Georgia 30309
Fax Number: (404) 591-5201
saronson@roarkcapital.com

with a copy to

King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: William G. Roche
Telecopy No: 404-572-7133
broche@kslaw.com

or such other address or addresses as the Company shall have designated by notice in writing to the other party hereto.

Each Releasee that is not a party to this Release is an express third party beneficiary of this Release.

Employee acknowledges that, in order to provide a full and complete release with respect to the Released Claims, Employee understands and agrees that this Release is intended to include the Released Claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Releasees and that this Release extinguishes those claims.

Any obligation of Employee hereunder shall be binding upon the heirs, legal representatives, successors, assigns, executors, administrators, and trustees in bankruptcy of Employee. This Release may be assigned by the Company and will inure to the benefit of the Company’s successors and assigns.

Covenant Not to Sue. Employee agrees that Employee will not institute or continue any claim, grievance, charge, lawsuit, or action of any kind against any of the Releasees relating to any matter released by this Release, including claims related to Employee’s employment with the Company or termination of Employee’s employment with the Company. Employee also agrees that if Employee institutes or continues any form of legal action against any of the Releasees in violation of this Release, Employee shall pay all costs and expenses, including attorneys’ fees, incurred by the Releasee(s) in defending against the legal action or in enforcing this Release.

Entire Release. This Release sets forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.

Interpretation. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or”.

No Liability. Employee additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other Releasees.

Amendment. This Release may be amended only by a written instrument signed by the parties or their respective successors or assigns.

Governing Law. This Release and all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Delaware, without regard to the conflicts of law principles thereof.

*        *        *        *        *

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the day and year first above written.

Joseph E. Scalzo

ACCEPTED:

ATKINS NUTRITIONALS, INC.

By:
Name:
Title: